Exhibit 5

Law Office of
Reed & Reed, P.C.
Attorneys At Law
4450 Arapahoe Ave., Suite 100
Boulder, Colorado 80303

Telephone (303) 415-2565	E-Mail
Fax (303) 499-2554	ReedsLaw@aol.com

Scott M. Reed
Leslie M. Reed

November 16, 2004

Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, CO 80401

Gentlemen:

In connection with the Registration Statement on Form S-8, being filed by Canyon Resources Corporation (the “Company”) with the Securities & Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an additional 4,262,500 shares of the Company’s common stock, $.01 par value, offered under the Company’s Amended and Restated Incentive Stock Option Plan and Amended and Restated Non-Qualified Stock Option Plan (the“Plans”), we are of the opinion that:

1.	The Company is a validly organized and existing corporation under the laws of the State of Delaware.

2.	All necessary corporate action has been duly taken to authorize the establishment of the Plans and the issuance of the additional 4,262,500 shares of the Company’s common stock under the Plans.

3.	The shares of the Company’s common stock, when issued in accordance with the Plans, will be legally issued, fully paid and nonassessable shares of the common stock of the Company.

     We hereby consent to the filing of this opinion with the Securities & Exchange Commission as an exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ Law Office of Reed & Reed, P.C.

THE LAW OFFICE OF REED & REED, P.C.